FORM OF

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICE AGREEMENT

This Amended and Restated Transfer Agency and Service Agreement (this “Agreement”) is made as of the 29th day of February 2024, by and among The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc., each, a Maryland corporation, and Hartford Schroders Private Opportunities Fund (the “Private Opportunities Fund”), a Delaware statutory trust (together with The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc., the “Funds”), each having its principal office and place of business at 690 Lee Road, Wayne, PA 19087, and Hartford Administrative Services Company (“HASCO”), a Minnesota corporation and a wholly-owned subsidiary of Hartford Funds Management Group, Inc., a Delaware corporation, each of which has its principal office and place of business at 690 Lee Road, Wayne, PA 19087. This Agreement is intended to take effect as if entered into among the Funds on behalf of each of their series (each a “Portfolio”) and classes of shares of common stock or beneficial interests, as the case may be (“Shares”) issued by each Portfolio, severally, and HASCO, and the provisions of this Agreement shall be construed accordingly.

WHEREAS, the Funds, on behalf of each of their respective Portfolios, and HASCO are parties to that certain Amended and Restated Transfer Agency and Service Agreement, dated February 28, 2020, as amended from time to time, pursuant to which the Funds appointed HASCO as transfer agent, dividend disbursing agent and agent with respect to other services (the “Prior Agreement”);

WHEREAS, the parties wish to amend and restate the Prior Agreement into this Agreement in order to incorporate the Private Opportunities Fund as a party to this Agreement, incorporate certain expense limitation arrangements, and include other changes, as set forth herein;

WHEREAS, the Funds, on behalf of each of their respective Portfolios, wish to appoint HASCO as transfer agent, shareholder servicing agent, dividend disbursing agent and agent in connection with certain other activities that are not provided for under the Advisory Agreements or any other agreement between the Funds, their investment manager Hartford Funds Management Company, LLC, HASCO or any third-party service provider, and HASCO desires to accept such appointment; and

WHEREAS, HASCO desires to employ a sub-agent with respect to certain duties and activities as set forth in this Agreement, and the Funds, on behalf of each of their respective Portfolios, acknowledge and agree to the sub-agent structure as further described herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT AND DUTIES OF HASCO; APPOINTMENT OF SUB-AGENT

1.1

Subject to the terms and conditions set forth in this Agreement, the Funds, on behalf of each of their respective Portfolios, hereby employ and appoint HASCO to act as, and HASCO agrees to act as, transfer agent, dividend disbursing agent and agent, in connection with accounts maintained on behalf of shareholders holding Shares of one or more of the Portfolios as set out in the Funds’ currently effective registration statements.

The Funds, on behalf of each of their respective Portfolios, hereby acknowledge and agree that HASCO may employ and appoint one or more affiliated or unaffiliated service providers (each, a “Sub-Agent” or collectively, the “Sub-Agents,” as the context requires) to perform or provide certain of the services described in Section 1.2 of this Agreement. In no event, however, will the appointment of one or more Sub-Agents affect the obligations of HASCO under this Agreement. To the extent any service is delegated to the Sub-Agent, HASCO shall remain responsible to the Funds under this Agreement for the delivery of that service by the Sub-Agent, and for oversight of Sub-Agent in the performance of the service. HASCO has initially designated the entities listed on Schedule A as Sub-Agents; however, HASCO may designate different or additional Sub-Agents from time to time at its sole discretion. In such circumstances, HASCO shall provide notice to the Boards of Directors/Trustees of the Funds (collectively, the “Board”) and amend Schedule A and Schedule B to the extent necessary. In addition, HASCO shall provide to the Board such information regarding any Sub-Agent and the services the Sub-Agent provides as may be reasonably requested by the Board.

1.2	HASCO agrees that it will perform the following services:

(a)

In accordance with procedures as may be established from time to time by agreement between the parties, and in each case, as applicable, in accordance with each Fund’s currently effective registration statement, HASCO shall:

(i)	Establish each Shareholder account in the Funds on the HASCO’s recordkeeping system and maintain such account for the benefit of such Shareholder;

(ii)

Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the bank designated as the custodian of the Funds responsible for the custody of Portfolios’ assets (the “Custodian”);

(iii)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder accounts;

(iv)	Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(v)	In respect to the transactions in items (i), (ii), (iii) and (iv) above, HASCO is authorized to accept purchase orders and redemption requests from broker-dealers authorized by the Funds and from investors;

(vi)

At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the manner requested such monies to the redeeming Shareholders;

(vii)	Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(viii)	Prepare and transmit payments for dividends and distributions declared by the Funds on behalf of each Portfolio; and effect (as requested by Shareholders) the reinvestment thereof;

(ix)	Maintain Shareholder account records and advise the Funds and their Shareholders as to the foregoing;

(x)

Record the issuance of Shares of the Funds and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares that are authorized, issued and outstanding. HASCO shall also provide the Funds on a regular basis with the total number of Shares that are authorized, issued and outstanding and shall have no obligation, when recording the issuance of Shares, to be responsible for any laws relating to the issue or sale of such Shares, which function shall be the sole responsibility of the Funds;

(xi)

Upon instruction from the principal underwriter of the Funds, deduct applicable front end sales charges from purchase payments and applicable deferred sales charges from redemption payments and remit them to the appropriate party;

(xii)

Upon instruction from the principal underwriter of the Funds, deduct applicable 12b-1 fees from the Funds pursuant to any 12b-1 Plan approved by the Board and remit them on behalf of the principal underwriter and the Funds to the appropriate party;

(xiii)	Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost;

(xiv)	Attempt to resolve not-in-good-order transaction requests received from shareholders and /or intermediaries via call-outs or correspondence;

(xv)	Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers;

(xvi)	Process and respond to all Shareholder ad hoc correspondence and complaints (via email and post); and

(xvii)	Maintain and operate a contact center for intake and processing of Shareholder and financial advisor inquiries, orders and requests and resolve problems.

(b)

In addition to the services set forth in paragraph (a), HASCO shall (i) perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or other similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports, prospectuses, and (upon request) statements of additional information to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts (as are required by law), preparing and mailing activity statements for Shareholders, and providing Shareholder account information, and (ii) provide a system which will enable the Funds to monitor the total shares sold in each state.

(c)

The appropriate officers of the Funds shall (i) identify to HASCO in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of HASCO under this Agreement for the Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Funds and the reporting of such transactions to the Funds or the Fund’s designated blue sky reporting agent, as provided above.

(d)

HASCO may, in its discretion and without further consent on the part of the Funds, designate a financial intermediary, such as (by way of example and not limitation) a broker-dealer, bank or trust company, retirement plan recordkeeper, or third party plan administrator (each, a “Financial Intermediary” or collectively, the “Financial Intermediaries,” as the context requires), to provide sub-transfer agency, sub-accounting, recordkeeping and/or other shareholder services, as the case may be (collectively, “Financial Intermediary Services”) to accountholders who beneficially own Shares that are held by the Financial Intermediary for the benefit of such accountholders, provided that HASCO shall be as fully responsible to the Funds for the acts and omissions of any such Financial Intermediary to the same extent as HASCO would be for its own acts and omissions. For the avoidance of doubt, the term Sub-Agents shall not include Financial Intermediaries.

(e)	HASCO shall provide additional services on behalf of the Funds (e.g., escheatment services) which may be agreed upon in writing between the Funds and HASCO.

(f)

HASCO shall provide all services necessary to monitor shareholder activity in the Funds in order to detect and prevent market timing and excessive trading in shares of the Funds as described in the Policies and Procedures Relating to Market Timing and Excessive Trading in Shares of the Funds, as such may be amended by the Board from time to time.

(g)

HASCO will ensure Financial Intermediaries appointed or contracted by HASCO to perform Financial Intermediary Services shall agree (i) to provide HASCO with information regarding trading in Fund Shares by participant accounts sufficient to enable HASCO to enforce the market timing policy set forth in the Funds’ registration statement; and (ii) to the extent required by Rule 22c-2 under the Investment Company Act of 1940, as amended, to execute HASCO’s instructions to restrict or prohibit further purchases or exchanges of Fund shares by a specific participant who has violated the Funds’ policy.

(h)

HASCO hereby acknowledges receipt of a copy of the Funds’ anti-money laundering (“AML”) compliance program, and HASCO agrees to implement the requirements of the AML compliance program with respect to purchases of the Funds’ shares. In accordance with mutually-agreed procedures, HASCO shall use its best efforts in carrying out such agreed functions consistent with the requirements of the Funds’ AML program. The Funds acknowledge that their Shareholders are customers of the Funds and not customers of HASCO and the Funds retain legal responsibility under the USA PATRIOT Act for AML compliance with respect to transactions in their Shares. HASCO agrees to cooperate with any request from examiners of United States Government agencies having jurisdiction over the Funds for information and records relating to the Funds’ AML program and consents to inspection by such examiners for this purpose.

(i)

As defined under Regulation S-P adopted by the Securities and Exchange Commission (“SEC”), the term “Nonpublic Personal Information” includes (1) all personally identifiable financial information; (2) any list, description, or other grouping of consumers (and publicly available information pertaining to them) that is derived using any personally identifiable financial information that is not publicly available information; and (3) any information derived therefrom. HASCO must not use or disclose Nonpublic Personal Information for any purpose other than to carry out the purpose for which Nonpublic Personal Information was provided to HASCO as set forth in this Agreement, and agrees to cause its employees, agents, representatives, or any other party to whom HASCO may provide access to or disclose Nonpublic Personal Information to limit the use and disclosure of Nonpublic Personal Information to that purpose. HASCO agrees to implement appropriate measures designed to ensure the security and confidentiality of Nonpublic Personal Information, to protect such information against any anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to, or use of, Nonpublic Personal Information that could result in substantial harm or inconvenience to any customer of the Funds. HASCO further agrees to cause all its agents, representatives, subcontractors, or any other party to whom HASCO may provide access to, or disclose, Nonpublic Personal Information to implement appropriate measures designed to meet the objectives set forth in this paragraph.

(j)

With respect only to the provisions of this Section, HASCO agrees to indemnify and hold harmless the Funds and any of the Funds’ directors or officers (“Indemnified Persons”), against losses, claims, damages, expenses, or liabilities to which the Funds, or any Indemnified Persons, may become subject as the result of (1) a material breach of the provisions of this section of the Agreement or (2) any acts or omissions of HASCO, or of any of HASCO’s officers, directors, employees, representatives, subcontractors or agents that are not in accordance with this Agreement, including, but not limited to, any violation of any federal statute or regulation. Notwithstanding the foregoing, Indemnified Person shall not be entitled to indemnification pursuant to this Section if such loss, claim, damage, expense, or liability is due to the willful misfeasance, bad faith, gross negligence, or reckless disregard of duty by the Indemnified Person seeking indemnification.

(k)

HASCO and its affiliates shall develop and implement procedures for the appointment and oversight of Financial Intermediaries to perform Financial Intermediary Services and shall periodically, but no less than annually, report to the Board regarding HASCO’s oversight of, and payments to, Financial Intermediaries.

(l)

HASCO will arrange for the provision of standard documentation for certain retirement accounts for Shareholders (such as individual retirement accounts or IRAs, SIMPLE IRAs, SEP IRAs, and Roth IRAs), 403(b) and

Coverdell Education Savings Accounts), as well as provide or arrange for the provision of various custodial and administrative services.

(m)

With respect to the Private Opportunities Fund, provide the following additional services: (1) creation of mailing list upon the request from an officer of the Private Opportunities Fund (or his or her designee) for share repurchase notifications to all security holders within the Private Opportunities Fund on the requested date as instructed; and (2) manage share repurchase program, including: (a) receipt and processing of transactions submitted as specified in the Private Opportunities Fund’s registration statement, including any repurchase fee process; (b) communicating and tallying the total shares requested for repurchase; (c) if applicable, applying the proration percentage, as provided by the Treasurer or other duly authorized officer of the Private Opportunities Fund, to each transaction within a repurchase event; and (d) supporting and maintaining the DTCC Alternative Investment Platform (AIP) on behalf of the Private Opportunities Fund.

2.	COMPENSATION (FEES) AND EXPENSES

2.1

In consideration for HASCO’s performance of the services pursuant to this Agreement, including oversight of the Sub-Agents and Financial Intermediaries, the Funds agree on behalf of each of their respective Portfolios to pay HASCO a fee (the “TA Fee”) according to the rates and methodology as set forth on a fee schedule attached hereto as Schedule B, which is incorporated herein as if fully set forth in this Agreement, and which the parties may amend from time to time by mutual written agreement.

2.2

In addition to the TA Fee paid under Section 2.1 above, the Funds agree on behalf of each of their respective Portfolios to reimburse HASCO for its (or the Sub-Agent’s) reasonable out-of-pocket expenses and disbursements that are directly related to the services provided hereunder (“TA Direct Expenses”). In addition, reimbursable TA Direct Expenses include any other expenses incurred by HASCO at the request or with the consent of the Funds.

2.3

HASCO shall prepare and deliver a monthly invoice for the payment of the TA Fee and the reimbursement of all TA Direct Expenses (if any), properly due and payable for the preceding calendar month. Each such invoice shall show the calculation used to determine the TA Fee (and any TA Direct Expenses) in such detail as the Funds have advised HASCO in advance that the Funds reasonably require and to include such additional and available documentation supporting such reimbursements as the Funds may reasonably require.

2.4

The Funds agree on behalf of each of their respective Portfolios to pay the TA Fee under Section 2.1 and reimbursable TA Direct Expenses under Section 2.2 (if any) within a timely period following the receipt of the respective invoice. The Funds shall be responsible for the payment of all taxes, including any sales or use taxes and taxes on the original issuance of shares, due and payable in connection with HASCO’s performance under this Agreement; provided, however, HASCO shall be responsible for any taxes based on HASCO’s taxable income.

3.	REPRESENTATIONS AND WARRANTIES OF HASCO

HASCO represents and warrants to the Funds that:

3.1	It is a corporation duly organized and existing and in good standing under the laws of Minnesota.

3.2

It is duly qualified to carry on its business in the Commonwealth of Pennsylvania (the location of its principal offices), and is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended.

3.3	It is empowered under applicable laws and by its Articles of Incorporation and Bylaws to enter into and perform this Agreement.

3.4	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.6	It has and will continue to have necessary procedures and policies in place reasonably designed to comply with Rule 38a -1 of the Investment Company Act of 1940, as amended.

4.	REPRESENTATIONS AND WARRANTIES OF THE FUNDS

Each Fund (other than the Private Opportunities Fund) represents and warrants to HASCO that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

4.2	It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

4.3	All corporate proceedings required by such Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.4	It is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended.

4.5

A registration statement under the Securities Act of 1933, as amended, is currently effective, and will remain in effect, for each Portfolio and class of Shares, and appropriate securities law filings have been made and will continue to be made with the SEC with respect to its Portfolios. Each Fund shall notify HASCO when such registration statement shall have been amended to include additional Portfolios and shall notify HASCO if such registration statement or any state securities registration or qualification has been terminated or a stop order has been entered with respect to the Shares.

The Private Opportunities Fund represents and warrants to HASCO that:

4.6	It is a statutory trust organized and existing and in good standing under the laws of the State of Delaware.

4.7	It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

4.8	All corporate proceedings required by such Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

4.9	It is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended.

4.10

A registration statement under the Investment Company Act of 1940, as amended, is currently effective, and will remain in effect, for each Portfolio and class of Shares, and appropriate securities law filings have been made and will continue to be made with the SEC with respect to the Fund. The Fund shall notify HASCO when such registration statement shall have been amended to include additional Portfolios and shall notify HASCO if such registration statement or any state securities registration or qualification has been terminated or a stop order has been entered with respect to the Shares.

5.	DATA ACCESS AND PROPRIETARY INFORMATION

5.1

The Funds acknowledge that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Funds by HASCO as part of their ability to access certain Fund and shareholder-related data maintained by HASCO or a Sub-Agent in data bases under the control and ownership of HASCO or the Sub-Agent constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to HASCO, the Sub-Agent or other third party. For the avoidance of doubt, Proprietary Information does not include Nonpublic Personal Information. The Funds agree to treat all Proprietary Information as proprietary to HASCO or the Sub-Agent and further agree that they shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Funds agree for themselves and their employees and agents:

(a)	to access HASCO’s or the Sub-Agent’s databases solely from locations as may be designated in writing by HASCO and solely in accordance with HASCO’s or the Sub-Agent’s applicable user documentation;

(b)	to refrain from copying or duplicating in any way the Proprietary Information;

(c)

to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with HASCO’s instructions;

(d)	to refrain from causing or allowing the data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of HASCO;

(e)	that the Funds shall have access only to those authorized transactions agreed upon by the parties; and

(f)

to honor all reasonable written requests made by HASCO to protect at HASCO’s expense the rights of HASCO or the Sub-Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 5. The obligations of this Section shall survive any termination of this Agreement.

5.3

If the Funds notify HASCO that any of the data services do not operate in material compliance with the most recently issued user documentation for such services, HASCO shall endeavor in a timely manner to correct such failure. Organizations from which HASCO may obtain certain data included in the data services provided by or on behalf of HASCO are solely responsible for the contents of such data and the Funds agree to make no claim against HASCO arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. SUCH DATA SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. HASCO EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.	INDEMNIFICATION

6.1

HASCO shall not be responsible for, and each Fund shall, on behalf of the applicable Portfolio, severally and not jointly, indemnify and hold HASCO harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

(a)	All actions of HASCO or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b)	Lack of good faith, negligence or willful misconduct on the part of the Funds or the breach of any representation or warranty of the Funds hereunder;

(c)

The reliance on or use by HASCO or its agents or subcontractors of information, records, documents or services which (i) are received by HASCO or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Funds or any other person or firm on behalf of the Funds;

(d)	The reliance on, or the carrying out by HASCO or its agents or subcontractors of any instructions or requests of the Funds on behalf of the applicable Portfolio; or

(e)

The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations of the securities laws or regulations of any state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, unless such violation is the result of HASCO’s or HASCO’s affiliate’s negligent or willful failure to comply with the provisions of Section 1.2 of this Agreement.

6.2

At any time HASCO may apply to any officer of the Funds for instructions, and may consult with legal counsel to the Funds with respect to any matter arising in connection with the services to be performed by HASCO under this Agreement, and HASCO and any Sub-Agent shall not be liable and shall be indemnified by the Funds on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. HASCO and the Sub-Agents shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Funds, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to HASCO and the Sub-Agents by machine readable input, telex, CRT data entry or other similar means authorized by the Funds, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Funds. HASCO and the Sub-

Agents shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual of facsimile signatures of the officer or officers of the Funds, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar. For the avoidance of doubt, the provisions of this Section 6.2 shall not extend to Financial Intermediaries.

6.3

The Funds shall not be responsible for, and HASCO shall indemnify and hold the Funds harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to failure by HASCO to comply with the terms of this Agreement due to HASCO’s negligence or willful misconduct or the breach of any representation or warranty of HASCO hereunder.

6.4

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes. Notwithstanding the above, HASCO shall not be excused from liability in the event any telecommunications, power or equipment (of HASCO, its agents or subcontractors) failures could have been avoided or minimized by such parties having maintained adequate industry standard backup systems or plan and a disaster recovery plan.

6.5

In order that the indemnification provisions contained in this Section 6 shall apply, upon the assertion of a claim for which the Funds may be required to indemnify HASCO, HASCO shall promptly notify the Funds of such assertion, and shall keep the Funds advised with respect to all developments concerning such claim. The Funds shall have the option to participate with HASCO in the defense of such claim or to defend against said claim in its own name or in the name of HASCO. HASCO shall in no case confess any claim or make any compromise in any case in which the Funds may be required to indemnify HASCO except with the Funds’ prior written consent. For clarity, to the extent any obligation to provide indemnity under this Section 6 arises in respect of a Portfolio or Portfolios, the obligation so to indemnify shall be the obligation only of such Portfolio or Portfolios, and of no other Portfolio.

7.	STANDARD OF CARE

HASCO shall at all times act in good faith, and agrees to use due care and its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees, the Sub-Agents, or Financial Intermediaries.

8.	COVENANTS OF THE FUNDS AND HASCO

8.1	The Funds shall on behalf of each of their respective Portfolios promptly furnish to HASCO the following:

(a)	A certified copy of the resolution of the Board authorizing the appointment of HASCO and the execution and delivery of this Agreement.

(b)	A copy of the Articles of Incorporation (or, with respect to the Private Opportunities Fund, the Declaration of Trust) and By-Laws of the Funds and all amendments thereto.

8.2

HASCO shall keep, or cause one or more Sub-Agents to keep, records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, HASCO agrees that all such records prepared or maintained by HASCO or the Sub-Agent relating to the services to be performed by HASCO or the Sub-Agent hereunder are the property of the Funds and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Funds on and in accordance with its request. Records surrendered hereunder shall be in machine readable form, except to the extent that HASCO or the Sub-Agent has maintained such a record only in paper form.

8.3

HASCO and the Funds agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

8.4

In case of any requests or demands for the inspection of the Shareholder records of the Funds, HASCO will notify the Funds and endeavor to secure instructions from an authorized officer of the Funds as to such inspection. HASCO reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

9.	TERMINATION OF AGREEMENT

9.1	This Agreement may be terminated by either party upon ninety (90) days written notice to the other.

9.2

Should the Funds exercise their right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Funds on behalf of the applicable Portfolio(s). Additionally, HASCO reserves the right to charge for any other reasonable expenses associated with such termination.

10.	ADDITIONAL FUNDS

In the event that one or more of the Funds establishes one or more additional series or classes of Shares to which it desires to have HASCO render services as transfer agent under the terms hereof, it shall so notify HASCO in writing, and if HASCO agrees in writing to provide such services, such series or classes of Shares shall be included under this Agreement.

11.	ASSIGNMENT

11.1

Except as otherwise provided in Section 1 of this Agreement, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other parties.

11.2	This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

12.	AMENDMENT

This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board.

13.	NEW YORK LAW TO APPLY

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

14.	CONSEQUENTIAL DAMAGES

No party to this Agreement shall be liable to another party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

15.	TERMINATION OF PRIOR AGREEMENT; MERGER OF AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and supersedes the Prior Agreement and any other prior agreement between the parties with respect to the subject matter hereof whether oral or written. Upon the execution of this Agreement, the parties agree that the Prior Agreement shall automatically terminate without the requirement of any party to provide written notice to the other parties of such termination other than execution of this Agreement, and at that time the Prior Agreement shall be considered null and void.

16.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE HARTFORD MUTUAL FUNDS, INC.
Severally, on behalf of their respective Series of Shares,

BY:
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

THE HARTFORD MUTUAL FUNDS II, INC.
Severally, on behalf of their respective Series of Shares,

BY:
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

HARTFORD SCHRODERS PRIVATE OPPORTUNITIES FUND

BY:
Name:	Thomas R. Phillips
Title:	Vice President and Secretary

HARTFORD ADMINISTRATIVE SERVICES COMPANY

BY:
Name:	Gregory A. Frost
Title:	Chief Financial Officer

SCHEDULE A

DESIGNATED SUB-AGENTS

HASCO has appointed the following entities as Sub-Agents:

●	With respect to all Funds other than the Private Opportunities Fund, SS&C GIDS, Inc. (formerly known as DST Systems, Inc.), a wholly-owned subsidiary of SS&C Technologies, Inc.

●	With respect to all Funds other than the Private Opportunities Fund, Broadridge Financial Solutions, Inc.

●	With respect to the Private Opportunities Fund only, UMB Fund Services, Inc.

●	With respect to the Private Opportunities Fund only, UMB Distribution Services, LLC

SCHEDULE B

TA FEE SCHEDULE

This Schedule B, as may be amended from time to time, is incorporated into that certain Amended and Restated Transfer Agency and Service Agreement, dated February 29, 2024, by and between the Funds and HASCO (as defined in the Agreement). Capitalized terms used but not defined on this Schedule B have the meanings given to such terms in the Agreement.

1.	Vendor Costs.

a.

Reference is made to that certain Amended and Restated Master Services Agreement (the “SS&C Agreement”), dated March 1, 2022, by and between HASCO and SS&C GIDS, Inc. (formerly known as, DST Systems, Inc.) (“SS&C”). Reference is further made to that certain Fee Letter (the “Fee Letter”), dated March 1, 2022, by and between HASCO and SS&C, which sets forth the fees and expenses payable by HASCO to SS&C or one of SS&C’s affiliates, and which is incorporated herein as if fully set forth on this Schedule B (the “SS&C Transfer Agency Expenses”).

b.

Reference is made to that certain Output Services Agreement (the “Output Agreement”) by and between HASCO and Broadridge Output Solutions, Inc. (“Broadridge”), dated September 15, 2003, as amended from time to time, which sets forth the fees and expenses payable by HASCO to Broadridge for the services provided under the Output Agreement, and which is incorporated herein as if fully set forth on this Schedule B (the “Broadridge Fees and Expenses”).

c.

Reference is made to that certain Sub-Transfer Agency Agreement (the “UMB Agreement”), dated July 28, 2023, by and between HASCO and UMB Fund Services, Inc. (“UMB”). Reference is further made to Schedule C to the UMB Agreement, which sets forth the fees and expenses payable by HASCO to UMB for the services provided under the UMB Agreement, and which is incorporated herein as if fully set forth on this Schedule B (the “UMB Transfer Agency Expenses”).

d.

Reference is made to that certain NSCC Alternative Investment Product Services Agreement (the “NSCC Agreement”), dated July 28, 2023, by and between HASCO and UMB. Reference is further made to Schedule A to the NSCC Agreement, which sets forth the fees payable by HASCO to UMB for the services provided under the NSCC Agreement, and which is incorporated herein as if fully set forth on this Schedule B (the “NSCC Fees and Expenses”).

e.

Reference is made to that certain Inbound Call Management and Fulfillment Services Agreement (the “UMBDS Agreement”), dated July 28, 2023, by and between HASCO and UMB Distribution Services, LLC (“UMBDS”). Reference is further made to Schedule C to the UMBDS Agreement, which sets forth the fees and expenses payable by HASCO to UMBDS for the services provided under the UMBDS Agreement, and which is incorporated herein as if fully set forth on this Schedule B (the “UMBDS Fees and Expenses”).

f.

Reference is made to each applicable agreement with a Financial Intermediary providing Financial Intermediary Services on behalf of the Funds. Payments made by HASCO (or its affiliates) to the Financial Intermediaries are referred to as “Sub-TA Payments.”

2.

Exclusions from Sub-TA Payments. Notwithstanding anything to the contrary under the Agreement, for purposes of this Schedule B, the term Sub-TA Payments with respect to payments made with respect to any class of shares, other than Class R3, Class R4, or Class R5, to any Financial Intermediary shall exclude the portion of such payments that are: (i) more than $18 per account where the Financial Intermediary invoices HASCO based on the number of accounts for which the Financial Intermediary provides Financial Intermediary Services; or (ii) for all Funds other than the Private Opportunities Fund, more than 0.12% (12 basis points) per annum of the average daily net asset value of the Shares held by the Financial Intermediary, and for the Private Opportunities Fund, more than 0.15% (15 basis points) per annum of the average monthly net asset value of Class A Shares or 0.25% (25 basis points) per annum of the average monthly net asset value of Class I Shares, held by the Financial Intermediary, where, in each case, the Financial Intermediary invoices HASCO based on a percentage of assets held by the Financial Intermediary for providing Financial Intermediary Services. For the avoidance of doubt, in all cases and regardless of share class, Financial Intermediary Services expressly exclude distribution-related services and Sub-TA Payments expressly exclude any payments that directly or indirectly finance distribution-related services or activities.

3.

Allocated Expenses. Reference is made to the Transfer Agency Expense Methodology (the “Methodology”) as prepared by HASCO, presented to the Board and reviewed by the consultant appointed or engaged by the members of the Board who are not “Interested Persons” of the Funds, as that term is defined under the Investment Company Act of 1940, as amended (the “Consultant”). Expenses allocated to HASCO by its parent company, Hartford Funds Management Group, Inc., pursuant to the Methodology, are referred to as the “Allocated Expenses.” For the avoidance of doubt, Allocated Expenses include only those expenses the allocation of which is consistent with the Methodology most recently presented to and reviewed by (i) the Board or (ii) at the direction of the Board, the Consultant.

4.	Other Revenue. Reference is made to fees received by HASCO payable by each individual retirement account (“Other TA Revenue”).

5.

Transfer Agency Fee Payable by the Funds. The fee payable to HASCO by the Funds, other than the Private Opportunities Fund, shall be the lesser of the “Invoice Amount” or the “Specified Amount,” as those terms are defined below (the “TA Fee”):

a.	The “Invoice Amount” shall equal:

1)	The sum of: (i) SS&C Transfer Agency Expenses; (ii) Broadridge Fees and Expenses; (iii) Sub-TA Payments; and (iv) Allocated Expenses;

2)	minus the amount of Other TA Revenue (the “Base Rate”); plus

3)

a margin of 9% (9 percent) of the amount equal to (i) the Base Rate minus (ii) the amount of Sub-TA Payments made by HASCO to Financial Intermediaries for providing Financial Intermediary Services for accounts holding Class R3, Class R4 or Class R5 shares.

b.	The “Specified Amount” shall equal the amount set forth on Schedule C.

6.

Transfer Agency Fee Payable by the Private Opportunities Fund. The fee payable to HASCO by the Private Opportunities Fund (the “Private Opportunities TA Fee”) shall equal the sum of: (i) UMB Transfer Agency Expenses; (ii) NSCC Fees and Expenses; (iii) UMBDS Fees and Expenses; (iv) Sub-TA Payments; (v) Allocated Expenses; and (vi) a margin of 9% (9 percent).

7.

Invoice. In accordance with the terms of this Agreement, HASCO (or its Sub-Agent) shall prepare and deliver to the Funds an invoice detailing the calculations of the TA Fee and the Private Opportunities TA Fee.

8.

Excluded Expenses. For purposes of this Agreement and this Schedule B, expenses related to postage, solicitation, tabulation and printing expenses in connection with proxy solicitations, shall be excluded for purposes of calculating any fee payable by the Funds, unless otherwise agreed to by the Funds and HASCO.

9.

Direct Account Fee. With respect to the Funds (other than the Private Opportunities Fund), as approved by the Board, HASCO also charges an annual $30 per account fee, which is paid by each shareholder who maintains an account directly with HASCO and not through a Financial Intermediary (the “Direct Account Fee”). For the avoidance of doubt, the Direct Account Fee is excluded from the calculation of the TA Fee. HASCO shall be responsible for providing information to SS&C (or any successor Sub-Agent) in sufficient detail to facilitate the payment of the Direct Account Fee to HASCO.

SCHEDULE C

TRANSFER AGENCY FEE AND EXPENSE LIMITATION BY SHARE CLASS

This Schedule C, as may be amended from time to time, is incorporated into that certain Amended and Restated Transfer Agency and Service Agreement, dated February 29, 2024, by and between the Funds and HASCO (as defined in the Agreement). Capitalized terms used but not defined on this Schedule C have the meanings given to such terms in the Agreement.

For purposes of calculating the TA Fee, as defined under Section 5 on Schedule B, the following amounts shall equal the Specified Amount, as defined under Section 5.b on Schedule B:

1.	Specified Amount: The Specified Amount by Share Class is equal to:

Share Class	Percentage of Average Daily Net Assets
Class A:	0.250% (25 bps)
Class C:	0.250% (25 bps)
Class I:	0.200% (20 bps)
Class Y:	0.110% (11 bps)
Class F:	0.004% (0.4 bps)
Class SDR:	0.004% (0.4 bps)
Class T:	0.250% (25 bps)[1]
Class R3:	0.220% (22 bps)
Class R4:	0.170% (17 bps)
Class R5:	0.120% (12 bps)
Class R6:	0.004% (0.4 bps)

2.

TA Fee Cap: Notwithstanding any provision on this Schedule C to the contrary, for the period identified on Table C-1 below, HASCO has agreed to waive its TA Fee and/or reimburse transfer agency-related expenses to the extent necessary to ensure the Class A or Class Y TA Fee, as applicable, for each Fund listed on Table C-1 below does not exceed the annual rate set forth on Table C-1 below based on the Fund’s average daily net assets for the applicable fiscal year period (the “TA Fee Cap”). The terms of the TA Fee Caps are contractually binding on HASCO and any portion of the TA Fee waived or reimbursed by HASCO as a result of the TA Fee Caps shall not be subject to any recoupment by HASCO. The terms of the TA Fee Caps may be amended only by mutual written agreement between the Funds (upon the approval of the Board) and HASCO. For the avoidance of doubt, for the period set forth on Table C-1 below, the Class A or Class Y TA Fee, as applicable, payable by each Fund listed on Table C-1 below shall equal the lesser of: (i) the Invoice Amount (as that term is defined on Schedule B to the Agreement); (ii) the Specified Amount listed in Section 1 above; or (iii) the TA Fee Cap listed on Table C-1 below.

[Table C-1 appears on next page]

[1]

As of the effective date of this Agreement, the Funds do not offer Class T shares. The reference to Class T shares on this Schedule C is merely for future reference in case the Funds commence a public offering of Class T shares.

Table C-1: TA Fee Cap

Fund	Share Class	TA Fee Cap:	Applicable Period

The Hartford Inflation Plus Fund	A	0.130% (13 bps)	March 1, 2024, through February 28, 2025
Hartford Schroders Emerging Markets Equity Fund	A	0.140% (14 bps)
The Hartford Small Cap Growth Fund	Y	0.070% (7 bps)

The Hartford Short Duration Fund	A	0.090% (9 bps)	November 1, 2023 through February 28, 2025

3.	The Specified Amounts listed on this Schedule C shall not apply to the Private Opportunities Fund.